                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for use of the
     Commission Only (As permitted by
     Rule 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                                  Anthem, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

     ---------------------------------------------------------------------------

Notes:


Reg. (S) 240.14a-101
SEC 1913 (3-99)

                                 [LOGO] ANTHEM

April 2, 2002

To Our Shareholders:

   The Board of Directors joins us in extending to you a cordial invitation to attend the 2002 Annual Meeting of Shareholders of Anthem, Inc. The meeting will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, at 11:00 a.m. Indianapolis time on Monday, May 13, 2002.

   In addition to voting on the matters described in this Proxy Statement, we will review the Company's 2001 business results and discuss our plans for 2002 and beyond. There will be an opportunity to discuss matters of interest to you as a shareholder.

   We hope many Anthem, Inc. shareholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. It is important that your shares be represented and voted whether or not you plan to be present. THEREFORE, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR YOU CAN VOTE THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. No postage is necessary if the envelope is mailed in the United States. The prompt return of your proxy card will save the expense involved in further communications. Any shareholder attending the meeting may vote in person even if a proxy card has been returned.

   We hope that you will be able to attend the meeting, and we look forward to seeing you.

                                          Sincerely,

                                          /s/ L. Ben Lytle

                                          L. BEN LYTLE
                                          Chairman of the Board

                                          /s/ Larry C. Glasscock

                                          LARRY C. GLASSCOCK
                                          President and Chief Executive Officer

                                 ANTHEM, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 2002

   The Annual Meeting of Shareholders of Anthem, Inc. will be held at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, on Monday, May 13, 2002, at 11:00 a.m., Indianapolis time, for the following purposes:

   (1) To elect five directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are elected and have qualified;

   (2) To ratify the appointment of Ernst & Young LLP as auditors for the Company for 2002; and

   (3) To transact such other business as may properly come before the meeting.

   All shareholders of record at the close of business on March 4, 2002 will be eligible to vote.

   It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy card in the accompanying addressed, postage-prepaid envelope, or you can vote through the Internet or by telephone by following the instructions on the enclosed proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors

                                          /s/ Nancy L. Purcell

                                          Nancy L. Purcell, Secretary

                                 ANTHEM, INC.

                              120 Monument Circle
                            Indianapolis, IN 46204

                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                                 May 13, 2002

   This Proxy Statement is being furnished to shareholders on or about April 2, 2002 in connection with a solicitation by the Board of Directors of Anthem, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at 11:00 a.m., Indianapolis time, Monday, May 13, 2002, at the Hilbert Circle Theatre, 45 Monument Circle, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice.

   At the close of business on March 4, 2002, the record date for the Annual Meeting, there were 103,388,914 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held. In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if 25% of the votes entitled to be cast on a matter are represented in person or by proxy.

   Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope in order to ensure your representation at the meeting. You can also vote your shares through the Internet or by telephone by following the instructions on the accompanying proxy card. If you want to vote through the Internet or by telephone, you must do so before 11:59 p.m. (EDT), May 12, 2002. You may revoke your proxy at any time prior to the Annual Meeting. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

   Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for Proposal 2. Election of directors will be determined by the vote of a plurality of the votes cast on such election. Approval of Proposal 2 will be subject to the vote of a greater number of votes cast favoring approval than the votes cast opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to Proposals 1 and 2, neither broker non-votes nor abstentions will affect the determination of whether such proposals will be approved.

   The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment on such matters.

   The cost of the solicitation of proxies will be borne by the Company. The Company has engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies. Georgeson will receive a fee of approximately $7,000 plus reasonable out-of-pocket expenses for this work. The Company also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the Company's proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, directors, officers or other employees of the Company, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

                             ELECTION OF DIRECTORS

Nominees

   The Board of Directors of the Company consists of thirteen directors divided into three classes. Two classes contain four directors each, and the third class contains five directors. The term of one class of directors expires each year. Generally, each director serves until the Annual Meeting of Shareholders held in the year that is three years after such director's election and until such director's successor is elected and has qualified.

   Five directors are to be elected at the meeting, each to hold office for a term to expire at the 2005 Annual Meeting of Shareholders and until his or her successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Mrs. Susan B. Bayh, Messrs. Allan B. Hubbard, William
G. Mays and William J. Ryan and Senator Donald W. Riegle, Jr. Each of the nominees for director is presently a director, has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

   Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of the directors or executive officers of the Company.

                             NOMINEES FOR DIRECTOR

    Three-year term to expire at the Annual Meeting of Shareholders in 2005

   Susan B. Bayh, age 42, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance Companies, Inc. ("Anthem Insurance") since 1998. Mrs. Bayh has been a Distinguished Visiting Professor in the College of Business Administration at Butler University since 1994. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Mrs. Bayh is a director of Corvas International, Inc. (biotechnology), Cubist Pharmaceuticals, Inc. (biotechnology), Curis, Inc. (biomedical), Emmis Communications Corporation (telecommunications) and Esperion Therapeutics, Inc. (biopharmaceutical). She is also a member of the Board of Trustees of Butler University.

   Allan B. Hubbard, age 54, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1999. He has been President of E&A Industries (management company for various manufacturing companies) since 1993. From 1991 to 1992, Mr. Hubbard served as Deputy Chief of Staff to the Vice President of the United States. Mr. Hubbard is a director of The Hudson Institute, Maxon Corporation (manufacturer), the Indiana Chamber of Commerce and the Indiana Manufacturers Association.

   William G. Mays, age 56, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1993. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility), the Indiana University Foundation and the National Minority Supplier Development Council.

   Senator Donald W. Riegle, Jr., age 64, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1999. In April 2001, he joined APCO Worldwide as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International (global communications). He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through

1975. He is a director of Rx Optical, E. Team (Internet emergency management company) and Tri-Union Development Corp. (oil and gas development company).

   William J. Ryan, age 58, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 2000. He has served as Chairman, President and Chief Executive Officer of Banknorth Financial Group since 1990. He is a director of the University of New England. Mr. Ryan is also a trustee of Colby College and the Portland Museum of Art. He served as Chairman of the Board of the former Blue Cross Blue Shield of Maine.

   The Board of Directors recommends a vote FOR each of the nominees listed above.

                        DIRECTORS CONTINUING IN OFFICE

          Term expiring at the Annual Meeting of Shareholders in 2003

   Larry C. Glasscock, age 53, has served as President and Chief Executive Officer and as a director of Anthem, Inc. since 2001 and as President and Chief Executive Officer and a director of Anthem Insurance since October 1999. He joined Anthem Insurance in April 1998 as Senior Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April 1999 and succeeded L. Ben Lytle as Chief Executive Officer upon Mr. Lytle's retirement in October 1999. Prior to joining Anthem Insurance, Mr. Glasscock served as Chief Operating Officer of CareFirst, Inc. from January 1998 to April 1998. Mr. Glasscock was President and Chief Executive Officer of Group Hospitalization and Medical Services, Inc., which did business as Blue Cross Blue Shield of the National Capital Area, from 1993 to January 1998 and oversaw its affiliation with Blue Cross Blue Shield of Maryland. Prior to moving to the health insurance industry, he served as President and Chief Operating Officer and a director of First American Bank, N.A. (Washington, DC) from 1991 until 1993 when the bank was sold. During 1991, Mr. Glasscock was President and Chief Executive Officer of Essex Holdings, Inc. (an Ohio-based capital investment firm). He also held various executive positions during his twenty-year tenure with Ameritrust Corporation, a Cleveland, Ohio bank holding company. Mr. Glasscock is a director of Zimmer Holdings, Inc. (orthopaedic industry).

   William B. Hart, age 58, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 2000. He was President of The Dunfey Group (capital consulting firm) from 1986 to 1998. Since 1999, he has been Chairman of the National Trust for Historic Preservation. He served as Chairman of the Board of the former Blue Cross Blue Shield of New Hampshire.

   L. Ben Lytle, age 55, has been a director and the Chairman of the Board of Anthem, Inc. since 2001. He has been a director of Anthem Insurance since 1987 and Chairman of the Board of Anthem Insurance since 1997. Mr. Lytle served as President of Anthem Insurance from March 1989 to April 1999 and as Chief Executive Officer of Anthem Insurance from March 1989 to October 1999, when he retired. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow at the American Enterprise Institute and Senior Fellow at the Hudson Institute. He is a director of CID Equity Partners (venture capital firm), Duke Realty Corporation (real estate investment firm), Healthx.com (privately held company providing internet services to small insurance companies) and Monaco Coach Corporation (manufacturer of motor coaches and recreational vehicles).

   B. LaRae Orullian, age 68, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 2000. She has been Vice Chair of Guaranty Bank and a Director of the Guaranty Corporation in Denver, Colorado since 1997. She is also the Chair of the Audit Committee of Guaranty Bank. From 1977 to 1997, Ms. Orullian held various executive positions with the Women's Bank of Denver. Ms. Orullian also serves as Vice Chair of the Board of Frontier Airlines, Inc. and as the Chair of its Audit Committee. She served as Chair of the Board of the former Blue Cross Blue Shield of Colorado and Nevada.

          Term expiring at the Annual Meeting of Shareholders in 2004

   Victor S. Liss, age 65, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1997. He has been President, Vice Chairman and Chief Executive Officer of Trans-Lux Corporation (electronics) since 1993. He is a trustee of Norwalk Hospital in Norwalk, Connecticut.

   James W. McDowell, Jr., age 60, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1993. He founded McDowell & Associates (business management consulting) in 1992 after serving as Chief Executive Officer of Dairymen, Inc. from 1980 to 1992. He is a director of Fifth Third Bank, Kentucky. Mr. McDowell was Chairman of the Board of the former Blue Cross Blue Shield of Kentucky.

   George A. Schaefer, Jr., age 56, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1995. He has been President and Chief Executive Officer of Fifth Third Bancorp since 1990. He is also a director of Fifth Third Bancorp. Mr. Schaefer is Vice Chairman of the Board of the University of Cincinnati. He is a trustee of the Children's Hospital in Cincinnati, Ohio.

   Dennis J. Sullivan, Jr., age 70, has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1995. He is an Executive Counselor for Dan Pinger Public Relations, a position he also held from April 1993 to September 2000. Mr. Sullivan served as interim President and Chief Executive Officer of Gaylord Entertainment Company from September 2000 to May 2001. He is a director of Fifth Third Bancorp and Fifth Third Bank, as well as a member of the Executive Committee and Chairman of the Audit Committee of each such company.

Meetings and Committees of the Board of Directors

   During 2001, the Board of Directors of the Company held five meetings. During the period in 2001 for which he or she served as a director, no director attended fewer than 75% of the total meetings of the Board of Directors and each committee on which he or she served.

   There are five standing committees of the Board of Directors. From time to time, the Board of Directors, in its discretion, may form other committees. Set forth below are the primary responsibilities and membership of each of the committees.

  The Executive Committee

   Between meetings of the Board of Directors, the Executive Committee has and may exercise the powers and authority of the Board. The Executive Committee did not meet during 2001.

   Members of the Executive Committee are: L. Ben Lytle (Chairman), Larry C. Glasscock (Vice Chairman), Victor S. Liss, William G. Mays, and James W. McDowell, Jr.

  The Audit Committee

   The Audit Committee, composed entirely of non-employee directors, assists the Board of Directors in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures, in its oversight of the Company's financial statements and the independent audit thereof, in selecting, evaluating and, where deemed appropriate, replacing the outside auditors, in evaluating the independence of the outside auditors, and in its oversight of the Company's Compliance Program and Standards of Business Conduct. See "Audit Committee Report" and the Audit Committee Charter attached as Appendix A to this Proxy Statement. The Audit Committee met four times during 2001.

   Members of the Audit Committee are: Victor S. Liss (Chairman), George A. Schaefer, Jr. (Vice Chairman), Allan B. Hubbard, James W. McDowell, Jr., B. LaRae Orullian, and Senator Donald W. Riegle, Jr. Mr. Schaefer is the President and Chief Executive Officer of Fifth Third Bancorp, with which the Company has a banking and borrowing relationship. The Board of Directors has determined that, based on the materiality of the relationship to the parties, the relationship does not interfere with Mr. Schaefer's exercise of independent judgment.

  The Compensation Committee

   The Compensation Committee, composed entirely of non-employee directors, reviews and recommends to the Board of Directors the Company's overall compensation policy, reviews and approves the compensation of executive officers and administers the Company's stock plans. The Compensation Committee met two times during 2001.

   Members of the Compensation Committee are: William G. Mays (Chairman), William J. Ryan (Vice Chairman), Victor S. Liss, B. LaRae Orullian, and Dennis
J. Sullivan, Jr.

  The Planning Committee

   The Planning Committee reviews and monitors the annual operating plan, recommends strategies to achieve the strategic plan, and reviews integration plans for mergers, acquisitions and other corporate transactions. The Planning Committee met two times during 2001.

   Members of the Planning Committee are: James W. McDowell, Jr. (Chairman), Senator Donald W. Riegle, Jr. (Vice Chairman), Susan B. Bayh, William B. Hart,
L. Ben Lytle, and William J. Ryan.

  The Board Governance and Executive Development Committee

   The Board Governance and Executive Development Committee reviews the qualifications of potential Board members, makes recommendations with respect to electing directors and filling vacancies on the Board, reviews the operation and organization of the Board, assists in the design and implementation of executive training and development programs, and provides counsel on executive succession planning. The Board Governance and Executive Development Committee also will consider shareholder nominations for directors. For a description of the requirements regarding shareholder nominations and other proposals, see the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company. The Board Governance and Executive Development Committee met once during 2001.

   Members of the Board Governance and Executive Development Committee are: L. Ben Lytle (Chairman), Susan B. Bayh (Vice Chairman), William B. Hart, William
G. Mays, George A. Schaefer, Jr., and Dennis J. Sullivan, Jr.

Compensation of Directors

   The compensation of non-employee directors of Anthem, Inc. is made in the form of an annual retainer, meeting and chair fees and stock-based awards. Each non-employee director receives an annual retainer fee of $40,000, paid in equal quarterly installments for Board membership, a meeting fee of $1,500 for attendance at each Board meeting and a meeting fee of $1,200 for attendance at each standing or special committee meeting, with an additional $3,000 annual retainer for the chairperson. The Board of Directors has approved an increase in the annual retainer of Mr. Lytle, the Chairman of the Board, to $140,000, beginning in the third quarter of 2002. Employee directors are not paid a fee for their service as a director. Fees paid to directors may be deferred under the Board of Directors' Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Fees deferred accrue interest at the same rate as in effect from time to time under the Deferred Compensation Plan for employees. Under the 2001 Stock Incentive Plan, the Board of Directors has elected to pay non-employee directors one-half of their retainer fees in the Company's Common Stock beginning with the third quarter of 2002 retainer payment. Non-employee directors may also elect to receive all or a part of their other fees, including their remaining retainer, in the Company's Common Stock. In addition, the Board of Directors has authorized a grant effective May 3, 2002 to each non-employee director of a non-qualified stock option to purchase 15,000 shares of the Company's Common Stock (other than Mr. Lytle, who will receive an option to purchase 25,000 shares of Common Stock) at a price equal to the fair market value of a share of stock on the grant date. The Board of Directors has also approved an annual grant, beginning in 2003, to each non-employee director, and grants to new non-employee directors upon their election to the Board, of non-qualified stock options to purchase shares of Common Stock, with the exercise price to be equal to the fair market value of a share of stock on the date of grant.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during 2001, its executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements.

Executive Officers

   As used throughout this Proxy Statement, the term "executive officers" refers to Larry C. Glasscock, President and Chief Executive Officer, David R. Frick, Executive Vice President and Chief Legal and Administrative Officer, Samuel R. Nussbaum, M.D., Executive Vice President and Chief Medical Officer, Michael L. Smith, Executive Vice President and Chief Financial and Accounting Officer, Marjorie W. Dorr, President, Anthem East, Keith R. Faller, President, Anthem Midwest, Michael D. Houk, President, National Accounts, Caroline S. Matthews, Chief Operating Officer, Anthem Blue Cross and Blue Shield in Colorado and Nevada, John M. Murphy, President, Specialty Business Division of Anthem and Jane E. Niederberger, Senior Vice President and Chief Information Officer.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth as of January 31, 2002, the number of shares of Common Stock of the Company beneficially owned by each of the Company's directors, by each of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers, based on salary and bonus earned during 2001 (the "Named Executive Officers"), and by all directors and executive officers as a group. Except as otherwise indicated below, each individual owns such shares of Common Stock directly with sole investment and sole voting power.

   The number of shares beneficially owned by the directors and executive officers is very small because, as of January 31, 2002, the only shares of the Company's Common Stock that directors or executive officers may beneficially own are the shares that they, their spouses or their other immediate family members received as eligible statutory members in connection with Anthem Insurance's demutualization. Under limitations set in connection with Anthem Insurance's demutualization, directors and executive officers of the Company will not be able to buy shares of the Company's Common Stock, and the Company may not grant stock options or other stock awards or payments to its directors and executive officers, until May 3, 2002.

                                                                          Number of Shares  Percent of Class
                      Name                               Position        Beneficially Owned (if more than 1%)
                      ----                        ---------------------- ------------------ -----------------
Susan B. Bayh.................................... Director                        0                --
Larry C. Glasscock............................... President and Chief
                                                  Executive Officer and
                                                  Director                        0                --
William B. Hart.................................. Director                        0                --
Allan B. Hubbard................................. Director                        0                --
Victor S. Liss................................... Director                        0                --
L. Ben Lytle..................................... Chairman of the Board
                                                  of Directors                    0                --
William G. Mays.................................. Director                        0                --
James W. McDowell, Jr............................ Director                        0                --
B. LaRae Orullian................................ Director                        0                --
Senator Donald W. Riegle, Jr..................... Director                        0                --
William J. Ryan.................................. Director                        0                --
George A. Schaefer, Jr........................... Director                        0                --
Dennis J. Sullivan, Jr........................... Director                        0                --
David R. Frick................................... Executive Vice
                                                  President and Chief
                                                  Legal and
                                                  Administrative Officer          0                --
Michael L. Smith................................. Executive Vice
                                                  President and Chief
                                                  Financial and
                                                  Accounting Officer              0                --
Marjorie W. Dorr................................. President, Anthem East          0                --
Keith R. Faller.................................. President, Anthem
                                                  Midwest                         0                --
All current directors and executive officers as a
  group (22 persons).............................                                24                --

   Under the Indiana demutualization law, for a period of five years following the effective date of Anthem Insurance's demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of the Company's Common Stock without the prior approval of the Indiana Insurance Commissioner and the Board of Directors. The effective date of Anthem Insurance's demutualization was November 2, 2001. The Indiana Insurance Commissioner has adopted rules under which, during this five year period, passive institutional investors could purchase 5% or more but less than 10% of the Company's outstanding Common Stock with the prior approval of the Board of Directors and prior notice to the Indiana Insurance Commissioner. However, as of the date of this Proxy Statement, the Company is not aware that any shareholder beneficially owns 5% or more of the outstanding shares of the Company's Common Stock.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

   The following table sets forth certain information regarding compensation paid during each of the Company's last two years to the Company's Named Executive Officers.

                                                                                      Long Term
                                                                                     Compensation
-                                                                                    ------------
                                                         Annual Compensation           Payouts
                                                 ----------------------------------- ------------
                                                                      Other Annual       LTIP        All Other
       Name and Principal Position          Year  Salary   Bonus(1)  Compensation(2)  Payouts(3)  Compensation(4)
       ---------------------------          ---- -------- ---------- --------------- ------------ ---------------
Larry C. Glasscock......................... 2001 $900,000 $2,160,000    $129,156     $12,431,458      $83,213
  President and Chief Executive Officer     2000  800,000  1,600,000      65,675               0       51,467
David R. Frick............................. 2001 $410,000 $  691,000    $ 95,349     $ 6,356,634      $32,820
  Executive Vice President and Chief Legal  2000  410,000    656,000      16,968         297,049       24,523
   and Administrative Officer
Michael L. Smith........................... 2001 $410,000 $  656,000    $ 86,115     $ 4,214,884      $30,038
  Executive Vice President and Chief        2000  375,000    600,000         437          44,557       18,750
   Financial and Accounting Officer
Keith R. Faller............................ 2001 $400,000 $  640,000    $ 97,912     $ 3,781,110      $26,375
  President, Anthem Midwest                 2000  350,000    490,000      30,202         178,229       12,779
Marjorie W. Dorr........................... 2001 $400,000 $  790,000    $194,414     $ 1,725,136      $28,720
  President, Anthem East(5)                 2000  306,731    413,558      25,406          80,202       13,456

--------
(1) The amounts in this column represent the Annual Incentive Plan awards earned during the specified year, which are paid in the following year. The amounts shown for 2001 also include any discretionary bonuses paid in 2001.
(2) For 2001: None of the named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus. Amounts include the above-market portion of interest paid on the deferred compensation for Mr. Glasscock ($33,543), Mr. Frick ($56,307), Mr. Smith ($3,909), Mr. Faller ($20,216) and Ms. Dorr
    ($10,149) and the above-market portion of interest paid on the deferred long-term incentive payments for Mr. Glasscock ($95,613), Mr. Frick ($39,042), Mr. Smith ($82,206), Mr. Faller ($77,696) and Ms. Dorr ($6,343).
    Ms. Dorr's amount also includes $177,922 for reimbursement of relocation expenses.
    For 2000: Mr. Glasscock received $42,000 in cash and $20,812 in reimbursements as part of the Directed Executive Compensation Program including financial counseling fees for $8,892. None of the other named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus. Amounts include the above-market portion of interest paid on the deferred compensation for Mr. Glasscock ($2,863), Mr. Frick ($4,897), Mr. Smith ($437), Mr. Faller ($3,072) and Ms. Dorr ($1,421) and the above-market portion of interest paid on the deferred long-term incentive payments for Mr. Frick ($12,070) and Mr. Faller ($27,130). Ms. Dorr's amount also includes $23,985 for reimbursement of relocation expenses.
(3) The amounts in this column represent long-term incentive payouts received or deferred in the year indicated for prior performance cycles. Amounts shown for 2001 include the long-term incentive payouts received or deferred in 2001 for a three-year period of time pursuant to the 1998-2000 Long-Term Incentive Plan.
(4) The amounts in this column represent matching contributions under the Company's 401(k) and Deferred Compensation Plans.
(5) Ms. Dorr was appointed President of Anthem East, effective July 29, 2000.

Annual Incentive Plan

   Under the Annual Incentive Plan (the "AIP"), employees are eligible to receive cash awards based upon the achievement of performance measures established by the Compensation Committee. Such cash awards are stated as a percentage of salary payable to the eligible employees, with a range of targets from 5% to 120%. Actual amounts payable are adjusted up or down for performance at or above targeted levels of performance, with a threshold award of 50% of target if minimum results are achieved and a maximum award of 200% of target if maximum results are achieved. Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. An employee must be employed before October 1 of the plan year in order to receive a payment under the AIP in respect of such fiscal year. Also, employees must be actively employed by the Company on the last business day of the plan year to receive an award. In the event of a death, disability or an approved retirement of an employee, a prorated amount may be payable in accordance with administrative guidelines.

Long-Term Incentive Plan

   Senior executives, as may be recommended by the Chief Executive Officer and approved by the Compensation Committee, are participants in the Long-Term Incentive Plan (the "LTIP"). The LTIP operates during successive three-year periods. Employees must be actively employed by the Company on the last business day of the period to receive an award. Under the LTIP, the Compensation Committee establishes performance goals for the Company at the beginning of each three-year performance period, which include specific strategic objectives such as growth in net income, operating margin and comparison of performance against peer companies. At the end of the period, the Compensation Committee judges the performance of the Company against the established goals. For each participant, a target award is established as a percentage of base salary with the payouts for executives expected to range from 30% to 150% of the annual base salary for each year of the three-year period. Actual amounts payable are adjusted up or down for performance above or below targeted levels of performance with an expected threshold award of 50% of target if minimum results are achieved. Awards under the LTIP in each three-year period become payable upon approval of the Compensation Committee and are paid in the year immediately following the end of the period, with the executive having the option to defer payment. In the event of a change of control of the Company, an amount may be payable at the discretion of the Compensation Committee.

   The table below provides information concerning estimated target awards during the period 2001-2003 depending upon achievement of the performance goals.

                     Long-Term Incentive Plan (2001-2003)

                                           Estimated Future Payouts
                                            under Non-Stock Price-
                                              Based Plan (1)(2)
                               Performance ------------------------
                   Name          Period     Threshold     Target
                   ----        -----------  ----------  ----------
            Larry C. Glasscock  2001-2003  $2,025,000   $4,050,000
            David R. Frick....  2001-2003  $  738,000   $1,476,000
            Michael L. Smith..  2001-2003  $  738,000   $1,476,000
            Keith R. Faller...  2001-2003  $  540,000   $1,080,000
            Marjorie W. Dorr..  2001-2003  $  420,000   $  840,000

--------
(1) Payout scheduled to occur in 2004.
(2) Under the LTIP, there is no maximum limitation.

Stock Incentive Plan

   The Company has a Stock Incentive Plan (the "Stock Plan"), the purposes of which are to promote the interests of the Company and its shareholders and to further align the interests of the Company's employees with its shareholders. Directors, executives and employees, as selected by the Compensation Committee, participate in the Stock Plan. The Compensation Committee administers the Stock Plan and has complete discretion to determine whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Stock Plan is an omnibus plan, which allows for the grant of stock options, restricted stock, stock appreciation rights, performance stock and performance awards.

   The Stock Plan reserves for issuance 5,000,000 shares of the Company's Common Stock for incentive awards to employees and non-employee directors. In addition, 2,000,000 shares have been reserved solely for issuance under grants of stock options to substantially all of the Company's employees (and for issuance under similar grants that may be made to new employees) not participating in the Company's LTIP. Options covering 1,479,000 of these shares were granted to substantially all employees at the time of the initial public offering. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of Common Stock subject to the grant, such shares will be available for future grants. Until May 3, 2002, the Company may not make any grants under the Stock Plan to its directors or any executive who participates in the LTIP.

Employee Stock Purchase Plan

   The Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to comply with Internal Revenue Code (S)423 and to provide a means by which to encourage and assist employees in acquiring a stock ownership interest in the Company. The Company anticipates implementing the Stock Purchase Plan in June 2002. The Stock Purchase Plan is administered by the Compensation Committee, and the Compensation Committee will have complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it. Any employee of the Company is eligible to participate, as long as such employee's customary employment is more than 20 hours per week, more than five months in a calendar year, and the employee does not own stock totaling 5% or more of the voting power or value of the Company. No employee will be permitted to purchase more than $25,000 worth of stock in any calendar year. The Stock Purchase Plan reserves for issuance and purchase by employees 3,000,000 shares of stock.

   Employees become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan quarter and applied toward the purchase of stock on the last trading day of each plan quarter. Once purchased, the stock is accumulated in the employee's investment account. The purchase price per share equals 85% (or such higher percentage as may be set by the Compensation Committee) of the lower of the fair market value of a share of Common Stock on (i) the first trading day of the plan quarter, or (ii) the last trading day of the plan quarter.

401(k) Plan

   On July 1, 1979, the Company established the Anthem 401(k) Long Term Savings Investment Plan (the "401(k) Plan"), a defined contribution plan. The 401(k) Plan is designed to provide all of the Company's employees with a tax-deferred, long-term savings vehicle. The Company makes matching contributions in an amount equal to 50% of the first 6% of the employee's salary that an employee contributes. Company matching contributions begin the first quarter following one year of service. None of the Company's matching contributions is in the form of the Company's Common Stock. Employees can elect to contribute from 1% to 20% of their salaries, and have a choice of nine investment funds in which to invest their contributions. The Company also provides a Self-Managed Account option. The Self-Managed Account option offers 401(k) Plan participants the opportunity to invest in over 3,000 mutual funds of their choice. Beginning in June 2002, the Company expects to add an additional investment option. This investment option will be in the form of the Company's Common Stock. Employee contributions and the Company matching contributions vest immediately.

Deferred Compensation

   Highly compensated employees, as defined in the Internal Revenue Code, are eligible to participate in an unfunded non-qualified deferred compensation plan. There are three types of deferral options in the plan. The Restoration Option allows deferral amounts that are limited under the Company's 401(k) Plan and restores company match that would otherwise be contributed in the Company's 401(k) Plan. The Supplemental Option allows an additional deferral of base salary and commissions, up to 80%, above the Restoration Option and these deferrals are not matched by the Company. The Annual Incentive Deferral Option allows an additional deferral of annual incentive compensation above the Restoration Option and is matched at a rate of 3%.

   The declared interest rate on deferred amounts is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points. Interest is accrued daily, posted monthly and compounded annually. The retirement rate is credited at 125% of the declared interest rate. Distributions are made at the end of the quarter of termination or retirement based on the participant's filed distribution election or as otherwise specified in the plan document. Limited in-service withdrawals are available in the event of unforeseeable financial emergencies.

Retirement Plan

   The Company sponsors a non-contributory pension plan for certain employees that is qualified under Internal Revenue Code (S)401(a) and subject to the Employee Retirement Income Security Act (the "Qualified Plan"). The Company also sponsors the Anthem Supplemental Executive Retirement Plan (the "SERP") which provides additional benefits payable out of the Company's general assets to certain participants. The benefits under the SERP are equal to the benefits those participants cannot receive under the Qualified Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees, as defined in the Internal Revenue Code.

   On January 1, 1997, the Company converted the Qualified Plan from a final average compensation pension plan into a cash balance pension plan. The Qualified Plan covers substantially all full-time, part-time and temporary employees, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Qualified Plan.

   Under the Qualified Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant's compensation and years of service (the "Pay Credit"), and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the twelve month period ending on September 30 of the preceding plan year. The Pay Credit equals a percentage of the participant's compensation for the plan year and is determined according to the following schedule:

                                                 Pay
                            Years of Service    Credit
                            ----------------    ------
                         Up to and including 4.   3%
                               5-9.............   4%
                              10-19............   5%
                               20+.............   6%

   The definition of compensation in the Qualified Plan is the participant's total earned income, including base salary, commissions, overtime pay, and cash bonuses, before it is reduced by any before-tax contributions the participant makes to the 401(k) Plan and flexible benefit plan. Compensation does not include imputed income, car allowances, non-qualified deferred compensation, severance payments, payment of accrued paid time off days, payments under the Directed Executive Compensation Program, or similar items.

   The SERP continues the calculation of the retirement benefits on a uniform basis. Any excess benefit accrued to a participant under the SERP will be payable according to one of five payment options available under the SERP at termination or retirement.

   Messrs. Glasscock, Frick, Smith and Faller and Ms. Dorr receive benefits under both the Qualified Plan and the SERP. The estimated benefits, under both the Qualified Plan and the SERP, payable in a lump sum upon retirement at normal retirement age are as follows: Mr. Glasscock ($2,579,317), Mr. Frick ($725,384), Mr. Smith ($985,860), Mr. Faller ($4,058,285), and Ms. Dorr
($3,895,890). These estimates use 2001 base pay and annual bonus for all future years and assume that the Named Executive Officers remain actively employed until normal retirement age. Mr. Faller's benefit amount has been reconciled due to the transition of his benefits to the Qualified Plan.

   In addition, the employment agreements for Messrs. Glasscock, Frick and Smith set forth a Replacement Ratio SERP benefit, calculated as a retirement at age 62 or the date of termination, if later than age 62, in an amount equal to 50% of the executive's average annual pay during the three highest consecutive calendar years of his final five calendar years of employment. The benefit will be offset by the amount payable under the Qualified Plan and the SERP. The estimated replacement ratio SERP benefit payable upon retirement at age 65 is as follows: Mr. Glasscock ($999,564 annually), Mr. Frick ($479,664 annually), and Mr. Smith ($406,992 annually). These estimates use 2001 base salary and annual bonus for all future years and assume that such Named Executive Officers remain actively employed until normal retirement age.

Employment Agreements

   The Company has entered into employment agreements with certain of its executive officers, including Messrs. Glasscock, Frick, Smith, Faller and Ms. Dorr, that provide for each executive's continued employment with the Company. The current terms of the employment agreements are effective through December 31, 2005 for Mr. Glasscock and December 31, 2004 for Messrs. Frick, Smith and Faller and Ms. Dorr.

   Under these agreements, each eligible executive's terms and conditions of employment, including rate of base salary, incentive compensation opportunities, participation in employee benefit plans and perquisites are addressed.

   The employment agreements provide that the Company will have the right at any time to terminate an executive's employment and that any executive will have the right to terminate his or her employment at the Company. Under the employment agreements with Messrs. Glasscock, Frick and Smith, the Company will provide them for the remainder of the term with the following benefits in the event of termination by the Company other than for cause, in the event of an approved retirement or in the event of termination by the executive for good reason (as those terms are defined in the employment agreements):

  .  salary;

  .  all unvested prior long-term incentive awards;

  . annual incentive and long-term incentive awards for the year of termination based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the executive was employed;

  . an amount equal to 80% of any target annual incentive and target long-term incentive opportunities;

  . an amount equal to 20% of any target annual incentive and target long-term incentive opportunities if the executive is available for consultation up to a maximum of eight days each quarter of the year;

  . medical and dental plan benefits and directed executive compensation for which the executive would otherwise have been eligible to receive; and

  .  the Replacement Ratio SERP Benefit described under "--Retirement Plan."

   Section 280G and Section 4999 of the Code limit deductions for compensation paid to certain senior executives if the payment is contingent on a change of ownership or effective control of a corporation. This deduction is limited to the average taxable compensation of the affected executive for the five years prior to the year that the change of control occurred. If the payments to the executive equal or exceed three times such average taxable compensation, the deduction is limited pursuant to Code Section 280G and these payments are referred to as "golden parachute" payments. In addition, Code Section 4999 imposes a 20% nondeductible excise tax on the executive on all nondeductible payments.

   Pursuant to their employment agreements, in the event Messrs. Glasscock, Frick or Smith is a recipient of a "golden parachute" payment, we will make an additional gross-up payment to the executive in order to put him in the same after tax position that he would have been in had no excise tax been imposed. The gross-up will result in the Company paying not only the excise tax payable by the executive but also the income and excise taxes on the additional payments.

   Under the employment agreements for Ms. Dorr and Mr. Faller, the Company will provide them with the following benefits in the event of termination by the Company other than for cause:

  .  salary;

  .  all unvested prior long-term incentive awards;

  . annual incentive and long-term incentive awards for the year of termination based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the executive was employed;

  . an amount equal to 50% of any target annual incentive and target long-term incentive opportunities; and

  . medical and dental plan benefits for which the executive would otherwise have been eligible to receive.

   The employment agreements for Ms. Dorr and Mr. Faller also state that the foregoing benefits are limited to either the greater of one year or the remainder of the term.

   Under these agreements, Messrs. Glasscock, Frick and Smith agree not to compete as an equity owner or employee with the Company or its subsidiaries for the greater of (i) two years after the executive's termination for any reason or (ii) the remainder of the term after their termination by the Company other than for cause, after an approved retirement or after termination by the executive for good reason. Mr. Faller and Ms. Dorr are subject to the same limitation but for the greater of one year or the remainder of the term after their termination other than for cause.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee, among other things, approves compensation for the Company's executive officers. The Compensation Committee members during 2001 were Victor S. Liss, William G. Mays, B. LaRae Orullian, William J. Ryan and Dennis J. Sullivan, Jr. None of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as a former officer or employee of the Company.

Certain Relationships and Related Transactions

   In the ordinary course of business, the Company from time to time may engage in transactions with other corporations or financial institutions whose officers or directors are also directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm's length basis and may not come to the attention of the directors of the Company or of the other corporations or financial institutions involved.

   Mr. Lytle, Chairman of the Board of Directors, retired as Chief Executive Officer in October 1999. Pursuant to his employment agreement and retirement agreement, the Company pays Mr. Lytle $400,000 annually until

December 31, 2002 for his consultation services up to a maximum of eight days per quarter. In addition, in any quarter in which the Company has requested Mr. Lytle to provide more than eight days of consultation, he is to be paid five hundred dollars ($500) per hour, up to a maximum of five thousand dollars ($5,000) per day.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee reviews and recommends to the Board of Directors the Company's overall compensation policy, reviews and approves the compensation of executive officers and administers the Company's stock plans.

   The Compensation Committee is composed of five directors. All members of the Compensation Committee are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and "non-employee directors" within the meaning of Section 16b-3 of the Securities Exchange Act of 1934.

   The main objective of the Company's executive compensation program is to pay for performance that increases shareholder value based upon competitive market pay practices. The Company pays executives, including Named Executive Officers, through:

      --Base Salary

      --Annual Bonus

      --Long-Term Incentives

   Each is described below under "Elements of the Compensation Package."

Compensation Philosophy

   For executives, the Compensation Committee, with the assistance of independent consultants, establishes total pay targets based on the competitive marketplace for comparable jobs. Individual salaries are determined by evaluating the executive's experience, level and scope of responsibility and individual performance. The Compensation Committee points out that the companies used for evaluation of competitive compensation may not, in all cases, be the same as those companies comprising the industry peer group used in the performance graph on page 17. Using these total pay targets, the Compensation Committee determines the appropriate competitive mix of compensation that will motivate the executives to achieve the Company's performance and strategic objectives.

   The Company's executive compensation philosophy is to target base salaries at the median of the market data based on relevant industry survey findings, and to provide an opportunity for total cash compensation (base salary plus cash incentive) to be such that superb performance will result in upper quartile market total cash compensation levels for executives. In this way, the Compensation Committee seeks to have a significant portion of annual executive compensation based on the Company's performance.

   Annual bonus amounts and long-term incentive payments are based on performance as compared to plan goals. Amounts are not guaranteed to any executive because they are tied to the Company's business results. The annual bonus recognizes short-term corporate business results, business unit results and workgroup results. Long-term incentives for the executives are based upon sustained corporate-wide results, linked directly to growth in the Company's net income and operating margin and comparison of performance against peer companies.

   The Compensation Committee regularly monitors the Company's compensation program, keeping in mind the Company's strategic goals as well as industry practices and trends.

   The Compensation Committee expects the Company's executives to demonstrate confidence in the Company's future by owning a substantial amount of the Company's stock. In particular, we expect the executive officers to own stock valued at between two and five times their salaries by the end of a five year period. The Compensation Committee is expected to review ownership levels annually.

   The Company believes that the compensation paid to its Named Executive Officers is fully deductible to the Company because it complies with Section 1.162-27(e)(5) of the Internal Revenue Code. This section generally exempts the Company for a period of three calendar years following the calendar year in which its initial public offering occurred from having to comply with the requirements of Section 162(m).

Elements of the Compensation Package

  Base Salary

   Base salary provides competitive annual compensation that reflects the scope and nature of basic job responsibilities. For the Named Executive Officers, the Compensation Committee grants merit-based salary increases, if appropriate, based on an individual's performance and an assessment of whether the current salary is competitive relative to executives in comparable positions at the Company's peer companies. The President and CEO grants merit-based salary increases to all other executives based on the same factors.

  Annual Bonus

   Nearly all of the Company's employees, including executive officers, are eligible to earn awards under the Annual Incentive Plan (the "AIP"). The AIP was designed to motivate all employees with competitive awards based upon achievement of competitive financial and operational goals. No awards are made under the AIP unless the Company attains certain performance goals.

   In particular, the performance goals under the AIP are based on a comparison of corporate-wide, business unit and workgroup performance in relation to the following factors: the Company's net income, the Company's operating gain, business unit operating gain, and workgroup goals. Financial results must be achieved within the context of customer service, quality and financial integrity standards. The Company generally rewards performance that meets operational plans with target pay at levels established based on competitive market data. Better or worse performance can result in an individual bonus that can range from 0 to 200% of target.

  Long-Term Incentive

   The Company offers long-term incentives to its executives under the Anthem 2001-2003 Long-Term Incentive Plan described beginning on page 9. The design of the plan focuses management on delivering competitively superior long-term results, aligning executives' interests with shareholder interests, ensuring that executives have incentive opportunities comparable to their counterparts at the Company's competitors, and motivating key executives to remain with the Company.

  Stock Incentive

   Due to regulatory constraints related to Anthem Insurance's demutualization, the Company cannot grant stock-based awards to its executive officers until May 3, 2002. At that time, the Compensation Committee intends to implement a stock incentive plan based on the Company's total pay philosophy and competitive data, as well as Company and individual performance.

  Other Compensation and Benefit Programs

   The executive officers also participate in the Company's non-qualified deferred compensation plan, pension plan and supplemental executive retirement plan, all of which are discussed in more detail beginning on page 11.

Compensation of President and Chief Executive Officer

   The Company's President and Chief Executive Officer, Larry C. Glasscock, participates in each of the compensation programs available to other executives. The Company's compensation philosophy as it relates to

Mr. Glasscock is to target base salary at the median of the market data based on relevant industry survey findings, and to provide an opportunity for total cash compensation (base salary plus cash incentive) to be such that superb performance will result in upper quartile market total cash compensation. In this way, the Compensation Committee seeks to have a significant portion of Mr. Glasscock's annual compensation be based on the Company's performance.

   Under Mr. Glasscock's leadership, during 2001 the Company exceeded its financial goals and accomplished its strategic objectives. FORTUNE magazine identified the Company as one of America's most admired health care companies. Mr. Glasscock's base salary for 2001 was $900,000, which the Compensation Committee believes is in the competitive range for comparable positions. Mr. Glasscock was also paid the maximum amount of $2,160,000 for performance under the Company's Annual Incentive Plan for 2001.

                            Compensation Committee

                           William G. Mays, Chairman
                        William J. Ryan, Vice Chairman
                                Victor S. Liss
                               B. LaRae Orullian
                            Dennis J. Sullivan, Jr.

                               PERFORMANCE GRAPH

   The following graph compares the cumulative total return to shareholders of the Company's Common Stock for the period from October 30, 2001, the date of the Company's initial public offering, through December 31, 2001, with the cumulative total return over such period of (i) the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and (ii) the Morgan Stanley Healthcare Payor Index (the "MS Healthcare Payor Index"). The graph assumes an investment of $100 on October 30, 2001 in each of the Company's Common Stock, the S&P 500 Index and the MS Healthcare Payor Index (and the reinvestment of all dividends). The performance shown is not necessarily indicative of future performance.

   The comparisons shown in the graph below are based on historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, and is not intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Bloomberg Financial Markets, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

          Comparison of Cumulative Total Return* Among Anthem, Inc., the S&P 500 Index and the MS Healthcare Payor Index


                                          [CHART]

                      Anthem, Inc.   S&P 500 Index   MS Healthcare Payor Index
October 30, 2001        100.00          100.00               100.00
December 31, 2001       121.03          108.62               108.89


                                         October 30, December 31,
                                            2001         2001
                                         ----------- ------------
               Anthem, Inc..............   100.00       121.03
               S&P 500 Index............   100.00       108.62
               MS Healthcare Payor Index   100.00       108.89

*Total Return based on $100 initial investment and reinvestment of dividends.

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation, the stock price Performance Graph and the Audit Committee Report contained in this Proxy Statement shall not be incorporated by reference in any such filings.

                            APPOINTMENT OF AUDITORS

   The firm of Ernst & Young LLP served as the Company's auditors for the fiscal year ended December 31, 2001. The Board of Directors has selected Ernst & Young LLP to continue in that capacity for 2002 and is submitting this matter to shareholders for their ratification. In the event of a negative vote, a selection of other auditors will be made by the Board of Directors. A representative of Ernst &Young LLP is expected to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

               The Board of Directors recommends a vote FOR the
                       appointment of Ernst &Young LLP.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Company's Board of Directors is composed of six "independent directors" as that term is defined by the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors which is attached hereto as Appendix A.

   The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The Company's management is responsible for the Company's financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

   In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company's management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures which were received by the Audit Committee from the independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

   Based on the reviews and discussions referred to above, the Audit Committee has recommended, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                Audit Committee

                           Victor S. Liss, Chairman
                    George A. Schaefer, Jr., Vice Chairman
                               Allan B. Hubbard
                            James W. McDowell, Jr.
                               B. LaRae Orullian
                         Senator Donald W. Riegle, Jr.

                                AUDITORS' FEES

Audit Fees

   Fees paid to Ernst & Young LLP for the annual audit of the 2001 consolidated financial statements were $1,750,000.

Financial Information Systems Design and Implementation Fees

   Ernst & Young LLP was not engaged for design and implementation of financial information systems in 2001.

All Other Fees

   All other fees paid to Ernst & Young LLP for services in 2001 totaled $2,453,902. Of this amount, fees for other audit and attestation services (including insurance regulatory audits, employee benefit plan audits and services related to the demutualization and initial public offering) were $1,813,257, and fees for other non-audit services, including tax services and business continuity planning, were $640,645. The Audit Committee believes that other non-audit services provided by Ernst & Young LLP are compatible with maintaining such firm's independence.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2003 Annual Meeting of Shareholders is December 3, 2002.

   In order to be considered at the 2003 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company's Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company. The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. In order to be timely, a shareholder's notice must be delivered to the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

   The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of the Company's By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

                                          By Order of the Board of Directors

                                          /s/ Nancy L. Purcell

                                          Nancy L. Purcell, Secretary

                                                                     APPENDIX A

                                 ANTHEM, INC.
                            AUDIT COMMITTEE CHARTER

   I. Composition. The Audit Committee shall be comprised of at least three directors, each of whom shall have no relationship to Anthem, Inc. or its subsidiaries (the "Company") that may interfere with the exercise of their independence from management of the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment. All committee members should be financially literate and at least one member should have accounting or related financial management experience.

   II. Purposes. The purposes of the Audit Committee are to assist the Board of
Directors:

      A. in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures;

      B. in its oversight of the Company's financial statements and the independent audit thereof;

      C. in selecting, evaluating and, where deemed appropriate, replacing the outside auditors (or nominating the outside auditors to be proposed for shareholder approval in any proxy statement);

      D. in evaluating the independence of the outside auditors; and

      E. in its oversight of the Company's Compliance Program and Standards of Business Conduct.

   The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, timely reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Company from which it receives information, (2) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (3) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

   The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in the proxy statement).

   The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"), addressing each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board No. 1.

   The outside auditors shall submit to the Company annually a formal written statement of the fees billed for each of the following categories of services rendered by the outside auditors: (1) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year; (2) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (3) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

   III. Meetings. The Audit Committee shall meet four times annually, or more frequently if circumstances dictate. The Audit Committee should meet separately at least annually with management, the director of the internal auditing department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

   IV. Duties and Powers. To carry out its purposes, the Audit Committee shall have the following duties and powers:

      A. With respect to the outside auditor:

          1. to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors;

          2. to review the fees charged by the outside auditors for audit and non-audit services;

          3. to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

          4. to consider the effect of the outside auditors' provision of (a) information technology consulting services relating to financial information systems design and implementation and (b) other non-audit services to the Company on the independence of the outside auditors (it being understood that the Audit Committee will rely on the accuracy of the information provided by the outside auditors as to the services provided and the fees paid and will rely on the representations of management in connection with such consideration); and

          5. to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee.

      B. With respect to the internal auditing department:

          1. to participate in the appointment, promotion, or dismissal of the director of the internal audit department, and help determine his or her qualifications, reporting hierarchy, and compensation;

          2. to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto;

          3. to review the internal audit function of the Company, including the proposed programs for the coming year and integration of such programs with the independent auditors, with particular attention to maintaining the best possible effective balance between independent and internal auditing resources;

          4. to review the results of the annual corporate officers' and directors' expense reimbursement audit, and results of the approvals authority review; and

          5. to review with the internal audit department and management the adequacy of the Company's insurance on its assets and business.

      C. With respect to financial reporting principles and policies and internal controls and procedures:

          1. to advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

          2. to consider any reports or communications (and management's and/or the internal auditing department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in AICPA Statement on Auditing Standards No. 61 (as codified by AU Section
       380).

          3. to meet with management, the director of the internal auditing department and/or the outside auditors:

             (a) to discuss the scope of the annual audit;

             (b) to discuss the audited financial statements;

             (c) to review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Audit Committee by the auditors (the chair of the Audit Committee may represent the entire Audit Committee for purposes of this review);

             (d) to discuss any significant matters arising from any audit or report or communication referred to in items B.2. or C.2. above, whether raised by management, the internal auditing department or the outside auditors, relating to the Company's financial statements;

             (e) to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

             (f) to discuss significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or management; and

             (g) to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.

          4. to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

          5. to discuss with the Company's Chief Legal and Administrative Officer any significant legal matters that may have a material effect on the financial statements, the Company's compliance policies, including material notices to or inquiries received from governmental agencies.

      D. With respect to reporting and recommendations:

          1. to prepare any report, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

          2. to review this Charter at least annually and recommend any changes to the full Board of Directors; and

          3. to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

   E. With respect to compliance matters:

          1. to review with appropriate Company personnel the actions taken to ensure compliance with the Company's Compliance Program and Standards of Business Conduct; and

          2. to review the programs and practices of the Company designed to ensure compliance with applicable laws and regulations and to monitor the results of these compliance efforts, including:

             (a) to review the activities of the Compliance Department and the effectiveness of its efforts in promoting compliance with the law and the governing contracts;

             (b) to review the reporting systems, such as the Ethics Helpline, used by associates and other agents of the Company to report, without fear of retribution, improper or criminal conduct by persons in the organization;

             (c) to review enforcement and discipline standards and procedures to see that they are consistently enforced and effective; and

             (d) to review the steps taken after an offense is detected to determine if an appropriate response is made and if preventative measures are put in place.

   V. Resources and Authority. The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

SKU2320-PS-0402

                                  Anthem, Inc.
                         Annual Meeting of Shareholders

                              Monday, May 13, 2002
                              11:00 a.m. Local Time

                             Hilbert Circle Theatre
                               45 Monument Circle
                             Indianapolis, IN 46204






--------------------------------------------------------------------------------

                                  ANTHEM, INC.
          PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS
                                  May 13, 2002

        _________________________________________________________________

                                                                           PROXY

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 13, 2002. Your shares of stock will be voted as you specify. If no choice is specified, your proxy will be voted "for" all nominees listed under Item 1 and "for" Item 2, and in the discretion of the proxy holder on any other matter which may properly come before the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint Larry C. Glasscock, David R. Frick and Michael L. Smith, or any of them, as proxies, with the power to appoint substitutes, to vote your shares of common stock of Anthem, Inc. on the matters shown below and on any other matters which may come before the Annual Meeting of Shareholders and all adjournments of the meeting.

1. Elect Susan B. Bayh, Allan B. Hubbard, William G. Mays, Senator Donald W. Riegle, Jr. and William J. Ryan as directors

2. Ratify the appointment of Ernst & Young LLP as auditors for Anthem, Inc. for 2002

SEE REVERSE SIDE. We encourage you to vote by telephone or the Internet. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card and use the enclosed envelope (or send to Anthem, Inc., P.O. Box 43065 Providence, RI 02940-3065); if you wish to vote in accordance with the Board of Directors' recommendations, you need not mark any voting boxes.

                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

Anthem/R/
P.O. Box 43068
Providence, RI 02940-3068


              Vote your Proxy by any one of the following methods!
                                     ---
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   Vote by Telephone                                    Vote by Internet
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Your vote is important!                              Your vote is important!
Call Toll-free anytime on a Touch-Tone Phone:        Log on anytime to:
1-877-779-8683                                       www.eproxyvote.com/ath

Follow these four easy steps:                     Follow these four easy steps:
-----------------------------                     -----------------------------
 1.  Read the Proxy Statement and Proxy Card      1. Read the Proxy Statement and
 2.  Call the Toll-free number                    2. Go to the Internet site
     1-877-779-8683                                  www.eproxyvote.com/ath
 3.  Enter your Voter Control Number              3. Enter your Voter Control Num
     located on your Proxy Card above your name      located on your Proxy Card a
 4.  Follow the recorded instructions             4. Follow the instructions prov

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. To sign up for electronic distribution of proxy materials in the future, log on to www.eproxyvote.com/ath

    Do not return your Proxy Card if you are voting by Telephone or Internet.

              Please see the reverse side of this card if you plan
                         to attend the Annual Meeting.

                                  ------------
                                  Vote by Mail
                                  ------------

            To vote by mail, detach and return the proxy card below.
--------------------------------------------------------------------------------

    Please mark
[X] votes as in
    this example.


The Board of Directors recommends a vote FOR Item 1.


                                                      FOR          WITHHELD
1.Election of Directors                          ALL NOMINEES*     FROM ALL
(01) Susan B. Bayh,                                   [_]            [_]
(02) Allan B. Hubbard,
(03) William G. Mays,                             *Except as indicated below
(04) Senator Donald W. Riegle, Jr., and
(05) William J. Ryan

----------------------------------------------------------------------------
To withhold vote from any individual nominee, write nominee's name(s) above.

The Board of Directors recommends a vote FOR Item 2.





                                              FOR         AGAINST    ABSTAIN
2 Ratify the appointment of                   [_]           [_]        [_]
  Ernst & Young LLP as auditors
  for Anthem, Inc. for 2002


Signature:                Date:         Signature:               Date:
         ---------------       -------           --------------        ---------
                                                 (If held jointly)

Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian, or in other representative capacity, please state your full title as such.